555 Heritage Drive

LEASE

by and between

JIC Equities, LLC

(Landlord)

and

Marizyme, Inc.
(EIN - #82-5464863)

(Tenant)

TABLE OF CONTENTS

Sections

Exhibits

A	Drawing showing approximate location of Premises
B	Site Plan showing Property and Building
C	Work Letter
D	Commencement Date Letter
E	Current Rules and Regulations
F	Tenant's Personal Property
G	Drawing showing Shared Area

LEASE AGREEMENT

THIS LEASE is made on this 17th day of December, 2020, by and between **JIC Equities, LLC**, a Florida limited liability company (the "**Landlord**"), and **Marizyme, Inc.** a Nevada Corporation (EIN – 82-5464863) (the "**Tenant**").

IN CONSIDERATION of the agreements and covenants hereinafter set forth, Landlord and Tenant mutually agree as follows:

1. DEFINITIONS.

As used herein, the following terms shall have the following meanings:

"**Additional Rent**" has the meaning given it in Section 3 below.

"**Alterations**" has the meaning given it in Section 12 below.

"**Base Rent**" $16.00 per rentable square foot of First Floor Premises per annum and $11.00 per rentable square foot of Second Floor Premises per annum, all of which shall be subject to adjustment as provided in Section 4 below. Tenant shall also be required to pay all Florida sales and/or use tax attributable to the Base Rent amounts set forth above.

"**Base Term**" shall begin on the Commencement Date and end sixty-six (66) months from the Commencement Date. For clarity, if the Commencement Date occurs on the first day of a month, the Base Term shall be measured from that date. If the Commencement Date occurs on a day other than the first day of a month, the Base Term shall be measured from the first day of the following month.

"**Building**" means the building located at 555 Heritage Drive, Jupiter, FL 33458. The Building contains 44,855 rentable square feet.

"**Commencement Date**" means the earliest of: (i) the date Landlord Delivers the Premises to Tenant; (ii) the date Landlord could have Delivered the Premises but for Tenant Delays; or (iii) the date Tenant conducts any business in the Premises or any part thereof.

"**Common Areas**" has the meaning given it in Section 2 below.

"**Effective Date**" is the date that this Lease is fully executed as set forth in the preamble to this Lease and is the date that this Lease shall be effective and binding upon Landlord and Tenant.

"**First Floor Premises**" means that portion of the first floor of the Building and the Premises, containing approximately 3,300 rentable square feet, as shown on Exhibit A.

"**Landlord**" means the Person hereinabove named as such and its successors and assigns.

"**Landlord's Notice Address**" and "**Address for Rent Payment**" mean JIC Equities, LLC c/o The Becker Organization, 24 Church Street, Montclair, NJ 07042.

"**Lease Year**" means (a) the period commencing on the Commencement Date and terminating at 11:59 p.m. on the first anniversary of the last day of the month in which the Commencement Date occurs, and (b) each successive period of twelve (12) calendar months thereafter during the Term.

"**Legal Requirements**" means all relevant laws, ordinances, notices, orders, rules, regulations and requirements of any and all Federal, state or municipal governments, and of the appropriate departments, commissions, boards and officers thereof which impose any duties on a party respecting the use, operation, care, repair, replacement or alteration of the Premises generally, and including but not limited to: The Americans with Disabilities Act, 42 U.S.C. § 12101, et. seq., and the ADA Disability Guidelines promulgated with respect thereto;_applicable Environmental Laws; relevant zoning and other land use matters and utility availability regulations or directives; direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant respecting the use, operation, care, repair, replacement or alteration of the Premises; all notices, orders, rules and regulations of the National Board of Fire Underwriters, or any other body now or hereafter constituted and exercising similar functions, relating to all or any part of the Premises, regardless of when they became effective; and all covenants, conditions, restrictions, reciprocal easement agreements and the like which are recorded among the land records of the jurisdiction in which the Building is located and which are applicable to the Building generally.

"**Mortgage**" has the meaning given it in Section 27 below.

"**Normal Business Hours**" means 8:00 a.m. to 5:00 p.m. Mondays through Fridays; however, there is no restriction on the hours that Tenant may enjoy the use of and operate its business at the Premises. Tenant shall have 24/7/365 access; however Tenant may be required to pay additional costs that are incurred by Landlord for such extended hours.

"**Operating Year**" means each respective calendar year or part thereof during the Term, or, at Landlord's option, any other 12-month period or part thereof designated by Landlord during the Term.

"**Permitted Use**" shall be research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

"**Person**" means a natural person, a trustee, a corporation, a limited liability company, a partnership and/or any other form of legal entity.

"**Premises**" means that certain space having a rentable area of approximately 10,300 square feet and consisting of both the First Floor Premises and the Second Floor Premises, as more particularly depicted on **Exhibit A**; provided, that if at any time hereafter any portion of the Premises becomes no longer subject to this Lease, "Premises" shall thereafter mean so much

thereof as remains subject to this Lease, and if additional space becomes subject to this Lease, "Premises" shall include such additional space.

"**Project**" means that certain parcel of land, more or less, together with the Building thereon. The Project is more particularly shown on **__Schedule B__** and includes, but is not limited to use as research and laboratory operations and business offices.

"**Rent**" means all Base Rent and all Additional Rent.

"**Rent Adjustment Percentage**" means two and one-half percent (2.5%)

"**Rentable Area of Premises**" means 10,300 square feet; provided, that if at any time hereafter any portion of the Premises becomes no longer subject to this Lease, "Rentable Area of Premises" shall thereafter mean so much thereof as remains subject to this Lease, and if additional space becomes subject to this Lease, "Rentable Area of Premises" shall include such additional space.

"**Rentable Area of Project**" as of the Effective Date shall be 44,855 square feet.

"**Second Floor Premises**" means that portion of the second floor of the Building and the Premises, containing approximately 7,000 rentable square feet, as shown on Exhibit A.

"**Security Deposit**" shall be $30,000.00.

"**Target Commencement Date**" is December 15, 2020.

"**Tenant**" means the Person hereinabove named as such and its successors and permitted assigns hereunder.

"**Tenant Improvements**" means the work necessary to prepare the Premises or the Property for occupancy by Tenant, and written detail of such work is further described in Exhibit C hereof.

"**Tenant's Notice Address**" means 555 Heritage Drive, Second Floor, Jupiter, FL 33458.

"**Tenant's Share of Operating Expenses**" means the percentage assigned to the Premises for purposes of allocating Operating Expenses and Taxes to the Premises which shall, be calculated as the approximate and hereby agreed upon proportion which the rentable floor area of the Premises (10,300 square feet) bears to the aggregate rentable floor area of the Building (44,855 square feet). The initial percentage as of the Commencement Date shall be 22.96%.

__Other Terms__. Any other term to which meaning is expressly given in this Lease shall have such meaning.

2. **PREMISES**.

(a) Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the "**Common Areas.**" Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant's use of the Premises for the Permitted Use. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease.

(b) Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord's Work Substantially Completed ("**Delivery**" or "**Deliver**") in accordance with the Work Letter (as defined below). If Landlord cannot timely Deliver the Premises on or before December 30, 2020, Landlord shall use best commercial efforts to make arrangements with Orange Coast, LLC ("Licensor") to extend the period of time that Tenant may continue use of the Premises until such time that Landlord is able to deliver the Premises to Tenant and shall reimburse Tenant for the difference between the Rent that Tenant must pay Licensee and the Rent that Tenant would have otherwise paid pursuant to this Agreement. If Landlord is unable to deliver the Premises to Tenant by March 31, 2021 ("Target Commencement Date"), Tenant shall have the right to terminate this Lease and Landlord shall use reasonable commercial efforts to assist Tenant to re-locate its operations to another building and will reimburse Tenant its Security Deposit, as well as actual costs incurred by Tenant in good faith preparation for assuming occupancy of the Premises (e.g. moving and wiring costs) and that are associated with such a relocation; however, Landlord shall not be responsible to reimburse more than $25,000 in Tenant's actual costs. Alternatively, at at the option of the Tenant, if Landlord does not Deliver the Premises within 30 days of the Target Commencement Date for any reason other than Force Majeure delays and Tenant Delays, then the Landlord shall provide Tenant a day-for-day rent credit and this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms "**Landlord's Work,**" "**Tenant Delays**" and "**Substantially Completed**" shall have the meanings set forth for such terms in the work letter attached hereto as **Exhibit C ("Work Letter")**. If Tenant does not elect to terminate this Lease within 10 business days of the lapse of such 30 day period, such right to terminate this Lease shall be waived and this Lease shall remain in full force and effect.

Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, and the expiration date of the Term when such are established in the form of the "Acknowledgement of Commencement Date" attached to this Lease as **Exhibit D**; provided, however, Tenant's failure to execute and deliver such acknowledgment shall not affect Landlord's

rights hereunder nor constitute a default under this Lease. The "**Term**" of this Lease shall be the Base Term, as defined above in Section 1 of this Lease and the Extension Term which Tenant may elect pursuant to Section 40 hereof.

Prior to the Commencement Date, Landlord and Tenant shall conduct an inspection of the Building Systems (as defined in Section 13 hereof) serving the Premises, at a time and date reasonably acceptable to Landlord and Tenant, to confirm that the Building Systems serving the Premises are in operating condition. If, through such inspection, it is reasonably determined by Landlord and Tenant that a particular Building System serving the Premises is not then in operating condition, Landlord shall be responsible, at its sole cost and expense (which shall not constitute an Operating Expense), for any repairs that are required to be made to such Building Systems serving the Premises to cause them to be in operating condition, which repairs shall be made within a reasonable period after the Commencement Date.

Except as set forth in the Work Letter or as expressly set forth in this Lease: (i) Tenant shall accept the Premises in their condition as of the Commencement Date; and (ii) Tenant's taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises in the condition at the time possession was taken, except for any latent defects that are not readily apparent to the Tenant discovered by Tenant and noticed to Landlord within six (6) months following the Commencement Date.

Subject to the provisions of Section 6 of the Work Letter, Landlord shall permit Tenant access to the Premises for a reasonably necessary period prior to the Commencement Date for Tenant's installation and setup of cabling, furniture, fixtures and equipment ("**FF&E Installation**"), provided that such FF&E Installation is coordinated with Landlord and Tenant complies with the Lease and all other reasonable restrictions and conditions that Landlord may impose. All such access shall be during normal business hours unless permitted by Landlord. Any access to the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent or Operating Expenses.

For the period of 30 consecutive days after the Delivery Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Premises and Building Systems (as defined in Section 13) serving the Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

During the Term, Tenant shall have the right to use the furniture, fixtures and equipment located within the Premises as of the date of this Lease ("**Existing FF&E**"). Tenant shall have no right to remove any of the Existing FF&E from the Premises without Landlord's prior written consent and any remaining Existing FF&E shall be returned to Landlord at the expiration or earlier termination of the Term in substantially the same condition as received by Tenant, except for ordinary wear and tear.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, the Existing FF&E or the Project, and/or the

suitability of the Premises, the Existing FF&E or the Project for the Permitted Use. Tenant waives any implied warranty that the Premises, the Existing FF&E or the Project are suitable for the Permitted Use, except as to latent defects discovered by Tenant and noticed to Landlord within six (6) months following the Commencement Date. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant's representations, warranties, acknowledgments and agreements contained herein.

3. RENT.

(a) **Base Rent**. The first month's Base Rent and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, equal monthly installments of Base Rent that is owing on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated in accordance with the terms of Section 25. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease. With each installment of Base Rent and any other sums owed by Tenant to Landlord under this Lease, Tenant shall also pay to Landlord all Florida Sales Tax attributable thereto.

Notwithstanding anything to the contrary contained in this Lease, so long as no Default under this Lease has occurred and is outstanding, Tenant shall not be required to pay Base Rent on the First Floor Premises for the period commencing on the first day of the 2nd full calendar month after the Commencement Date through the last day of the 6th full calendar month after the Commencement Date and Tenant shall not be required to pay Base Rent on the Second Floor Premises for the period commencing on the first day of the 2nd full calendar month after the Commencement Date through the last day of the 7th full calendar month after the Commencement Date (the "**Abatement Period**"). Tenant shall resume paying Base Rent with respect to the First Floor Premises on the first day of the 7th month after the Commencement Date and Tenant shall resume paying Base Rent with respect to the Second Floor Premises on the first day of the 8th month after the Commencement Date.

(b) **Additional Rent**. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent ("**Additional Rent**"): (i) commencing on the Commencement Date, Tenant's Share of "**Operating Expenses**" (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after the expiration of any applicable notice and cure period.

4. **BASE RENT ADJUSTMENTS**. Base Rent may be increased on each annual anniversary of the first day of the first full month during the Term of this Lease (each an "**Adjustment Date**") by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated in accordance with the terms of Section 25.

5. **OPERATING EXPENSE PAYMENTS**. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the "**Annual Estimate**"), which may be revised by Landlord from time to time during such calendar year (but not more than twice during any calendar year). Commencing on the Commencement Date and continuing thereafter on the first day of each month of the Term (including during the Abatement Period), Tenant shall pay Landlord an amount equal to 1/12th of Tenant's Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated in accordance with the terms of Section 25. However, the Operating Expenses to be paid by Tenant from the Commencement Date through the remainder of calendar year 2020 and initially for calendar year 2021 shall be thirteen dollars and ninety-nine cents ($13.99) per rentable square foot, net of electricity expense. Operating Expenses during calendar year 2021 may be increased by Landlord to a maximum of fourteen dollars and ninety-nine cents ($14.99) per rentable square foot, net of electricity expense. Tenant shall have the right to audit Operating Expenses.

The term "**Operating Expenses**" means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project (including, without duplication, Taxes (as defined in Section 9), reasonable reserves consistent with good business practice for future repairs and replacements and capital repairs and improvements amortized over the lesser of 10 years and the useful life of such capital items, and the costs of Landlord's third party property manager in a prorated amount not to exceed of 5.0% of Base Rent with the exception that Operating Expenses (per Section 11) and any real estate tax pass throughs shall be net of: i) electricity, which is prorated, ii) janitorial services, for which Tenants shall contract directly with a janitorial service company approved by Landlord., and iii) telephone and internet services, which shall also be the Tenant's expense and shall be contracted directly by Tenant and subject to approval by Landlord, which shall not unreasonably be withheld and excluding:

(a) the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b) capital expenditures for expansion of the Project;

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(d) depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses pursuant to this Section 5);

(e) advertising, marketing, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including, without limitation, any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(i) salaries, wages, benefits and other compensation paid to officers and employees of Landlord unless specifically set forth in this Agreement;

(j) general organizational, administrative and overhead costs relating to maintaining Landlord's existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(k) costs (including attorneys' fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, contractors, vendors, management agents, leasing agents, purchasers or mortgagees of the Building;

(l) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(m) penalties, fines or interest incurred as a result of Landlord's inability or failure to make payment of Taxes or payment of other amounts payable by Landlord and/or to file any tax or informational returns when due, or from Landlord's failure to make any payment of Taxes or other amounts payable by Landlord required to be made by Landlord hereunder before delinquency;

(n) [INTENTIONALLY OMITTED]

(o) costs of Landlord's charitable or political contributions, or of fine art maintained at the Project;

(p) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific

charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(q) costs incurred in the sale or refinancing of the Project;

(r) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed to Landlord, including but not limited to Operating Expenses reimbursed by insurance policies required to be maintained by Landlord in accordance with Section 17 (or, if Landlord fails to maintain the insurance required to be carried by Landlord pursuant to Section 17, would have been reimbursed by insurance required to be carried by Landlord pursuant to Section 17);

(s) costs of repairs or other work necessitated by fire, windstorm or other casualty; provided such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 18;

(t) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein, except as otherwise may be set forth in Section 9 below; and

(u) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

In addition, notwithstanding anything to the contrary contained in this Lease, Operating Expenses incurred or accrued by Landlord with respect to any capital improvements which are reasonably expected by Landlord to reduce overall Operating Expenses (for example, without limitation, by reducing energy usage at the Project) (the "**Energy Savings Costs**") shall be amortized over a period of years equal to the lesser of: (A) 10 years, (B) the useful life of such capital items, or (C) the quotient of (i) the Energy Savings Costs, divided by (ii) the annual amount of Operating Expenses reasonably expected by Landlord to be saved as a result of such capital improvements.

Within 120 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an "**Annual Statement**") showing in reasonable detail: (a) the total and Tenant's Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant's payments in respect of Operating Expenses for such year. If Tenant's Share of actual Operating Expenses for such year exceeds Tenant's payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within thirty (30) days after delivery of such Annual Statement to Tenant. If Tenant's payments of Operating Expenses for such year exceed Tenant's Share of actual Operating Expenses for such year, Landlord shall pay the excess to Tenant within thirty (30) days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord's and Tenant's obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within thirty (30) days after Tenant's receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such thirty (30) day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord's statement of Tenant's Share of Operating Expenses, Landlord will provide Tenant with access to Landlord's books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant's questions (the "**Expense Information**"). If, after Tenant's review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant's Share of Operating Expenses, then Tenant shall have the right to have a reputable, independent public accounting firm working pursuant to a fee arrangement other than a contingent fee (at Tenant's sole cost and expense) and agreed to with Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the "**Independent Review**"). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant's Share of Operating Expenses for such calendar year, Landlord shall, at Tenant's option, either: (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses, or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant's payments with respect to Operating Expenses for such calendar year were less than Tenant's Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the Independent Review report to Tenant and Landlord. Tenant shall bear the costs of the Independent Review unless it confirms that Tenant has overpaid with respect to Operating Expenses by more than seven percent (7%) in which case Landlord shall become responsible for payment of all costs incurred for the Independent Review. Operating Expenses for the calendar years in which Tenant's obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Project is not at least 95% occupied on average during any year of the Term, Tenant's Share of Operating Expenses for such year shall be computed as though the Project had been 95% occupied on average during such year.

"**Tenant's Share**" shall be the percentage set forth in Section 1 of this Lease as Tenant's Share as reasonably adjusted by mutual agreement of the Landlord and Tenant to account for changes in the physical size of the Premises or the Project occurring thereafter. Landlord may equitably increase Tenant's Share for any necessary or mutually agreed non-essential item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use.

6. SECURITY DEPOSIT. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the "**Security Deposit**") for the performance of all of Tenant's obligations hereunder in the amount set forth in Section 1 of this Lease, which Security Deposit shall be in the form of check, electronic wire or cash. The Security Deposit shall be held by Landlord as security for the performance of Tenant's obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord's

damages in case of Tenant's default. Upon each occurrence of an uncured Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages under Chapter 83, Florida Statutes, 2006, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord's right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21 (c) below. Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord within 7 days of Landlord's written demand therefor the amount that will restore the Security Deposit to the amount set forth in Section 1 of this Lease. Tenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, Chapter 83, Florida Statutes, 2006, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) within 60 days after the expiration or earlier termination of this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either: (a) transfer any Security Deposit then held by Landlord to a person or entity assuming in writing Landlord's obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to and assumption by such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Landlord's obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7. USE. The Premises shall be used solely for the Permitted Use set forth in the definitions in Section 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, "ADA") (collectively, "**Legal Requirements**" and each, a "**Legal Requirement**"). Tenant shall, upon five (5) days' written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant's or Landlord's insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a "place of public

accommodation", as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord within ten (10) days after Landlord's written demand therefor for any additional premium charged for any such insurance policy by reason of Tenant's failure to comply with the provisions of this Section or otherwise caused by Tenant's use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, knowingly subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment which would overload the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Except as may be provided under the Work Letter (see Attachment C to this Agreement), Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant's Share as usually furnished for the Permitted Use.

Landlord shall be responsible for the compliance of the Common Areas and the Premises with Legal Requirements as of the Commencement Date. Following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) and at Tenant's expense (to the extent such Legal Requirement is triggered by reason of Tenant's, as compared to other tenants of the Project, particular use of the Premises or Tenant's Alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements (including the ADA). Tenant, at its sole expense, shall make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant's particular use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys' fees, charges and disbursements and costs of suit) (collectively, "**Claims**") arising out of or in connection with Legal Requirements related to Tenant's particular use or occupancy of the Premises or Tenant's Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement related to Tenant's particular use or occupancy of the Premises or Tenant's Alterations.

Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar "green" certifications with respect to the Project and/or the Premises, and Tenant agrees, at no material

cost to Tenant, to reasonably cooperate with Landlord, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith.

8. **HOLDING OVER**. Tenant has the right to holdover in Premises on a month-to-month basis after the termination of the Term provided: (i) all of the terms and provisions of this Lease) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period except that there shall be an adjustment of Base Rent to 150% of the Base Rent in effect during the last 30 days of the Term, and (ii) all other payments shall continue under the terms of this Lease. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease. Notwithstanding anything contained herein to the contrary, Tenant's right to holdover in Premises shall expire at the end of the thirtieth (30th) day following Landlord providing notice to Tenant that Landlord has secured a Letter of Intent from another tenant for all or a part of the Premises. Rent shall be paid in full by Tenant for all holdover months, including any partial month.

9. **TAXES**. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as "**Taxes**"), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, "**Governmental Authority**") during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof (subject to the obligations of Tenant to pay to Landlord any Florida Sales Tax on Base Rent and any other sums owed by Tenant to Landlord hereunder pursuant to the terms of Section 3(a) above), or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project including ad valorem real estate taxes, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord's business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Notwithstanding anything to the contrary contained in this Lease, Taxes shall not include any net income taxes, excess profits taxes, succession taxes, estate taxes, franchise taxes, gift taxes, capital stock taxes, inheritance taxes, and gift taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder, or any late penalties, interest or fines. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all

tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. If Tenant disputes Landlord's determination of any excess assessed valuation and the parties are unable to agree, the matter shall be submitted to arbitration pursuant to Section 44 (h) of this Agreement. Each party shall bear its own costs and the decision of the arbitrator shall be binding and conclusive. Unless disputed, the amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord within ten (10) days after Landlord's written demand therefor.

10. PARKING. Subject to all applicable Legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, at no cost to Tenant during the Base Term, in common with other tenants of the Project on a pro rata basis in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park in those areas designated for non-reserved parking, subject in each case to Landlord's non-discriminatory rules and regulations, as provided to Tenant in writing. As of the Commencement Date, Tenant's pro rata share of parking is equal to 2.17 parking spaces per 1,000 rentable square feet of the Premises. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties, including other tenants of the Project. Additionally, and at no additional cost to Tenant and subject to all applicable Legal Requirements and any rules and regulations issued by any association which governs the Project, Landlord shall make three (3) reserved parking spaces in the northern parking lot available for the exclusive use of Tenant and shall place signage on each parking space specifying that such parking spaces are reserved for Marizyme personnel; however Landlord shall have no responsibility to Tenant for preventing other persons from occupying such spaces.

11. UTILITIES, SERVICES. Landlord shall provide, subject to the terms of this Section 11, water, electricity, HVAC, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), refuse and trash collection and common area janitorial services (collectively, "**Utilities**"). Landlord shall pay, as Operating Expenses, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord may cause, at Landlord's expense, any Utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord's willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as provided in the immediately following paragraph, the abatement of Rent. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use. Tenant shall contract directly, and directly pay all associated costs, with a janitorial service company approved by Landlord for janitorial services required by Tenant for the Premises.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of

Tenant or any Tenant Party or any matter beyond Landlord's reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a "**Service Interruption**"), and (ii) such Service Interruption continues for more than 5 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant's normal operations in the Premises are materially and adversely affected, then, there shall be an abatement of one day's Base Rent for each day during which such Service Interruption continues after such 5 business day period; provided, however, that: a) if any part of the Premises is reasonably useable for Tenant's normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant's normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant's sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term "Essential Services" shall mean the following services: HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

Landlord's shall use commercially reasonable efforts, during the Term to: a) contract with a third party to maintain the emergency generators existing at the Building as of the date of this Lease, as per the manufacturer's standard maintenance guidelines so that the generators will provide no less than the capacity during the term of the Lease as of the Commencement Date; and b) oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer's standard guidelines or otherwise. During any extended period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall use commercially reasonable efforts to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Landlord does not guarantee that such generators are sufficient for Tenant's needs or that such generators shall be operational all of the time during Tenant's business operations at the Premises.

Unless Tenant shall make payments directly to the Utility provider for separately metered Utilities and services, Tenant agrees: i) to provide Landlord with access to Tenant's water and/or energy usage data on a monthly basis, either by providing Tenant's applicable utility login credentials to Landlord's Measurable online portal, or by another delivery method reasonably agreed between Landlord and Tenant; ii) that costs and expenses incurred by Landlord in connection with receiving and analyzing such water and/or energy usage data (including, without limitation, as may be required pursuant to applicable Legal Requirements) shall be included as part of Operating Expenses.

12. ALTERATIONS AND TENANT'S PROPERTY. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) ("**Alterations**") shall

be subject to Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld, conditioned or delayed. Tenant may construct nonstructural, cosmetic Alterations in the Premises without Landlord's prior approval if the aggregate cost of all such work in any 12 month period does not exceed $25,000 (a "**Notice-Only Alteration**"), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 10 business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such reasonable conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord's reasonable discretion. Any request for approval shall be in writing, delivered not less than ten (10) business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord's right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, within 30 days after written demand, an amount equal to 3% of all hard costs incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord's overhead and expenses for plan review, coordination, scheduling and supervision, provided that no such fee shall be charged in connection with Notice-Only Alterations. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup. This Lease expressly provides that the interest of the Landlord shall not be subject to liens for improvements made by the Tenant and the Tenant shall notify the contractor making any such improvements of such provision in this Lease in accordance with Section 713.10, Florida Statutes, 2006.

In connection with Alterations the estimated cost of which exceed $100,000, Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and, with respect to all Alterations, shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers' compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) a statement that sets forth the names of all contractors and subcontractors that performed the work and final lien waivers from all such contractors and subcontractors; and (ii) "as built" plans for any such Alteration (if the nature of such Alterations required such plans).

Pursuant to the immediately following paragraph, except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. All Removable Installations, Tenant's Property and any Installations paid for by Tenant shall remain the property of Tenant during the Term of the this Lease and following the expiration or earlier termination of the Term, such Installations (not including any Removable Installations or Tenant's Property) shall, except if otherwise elected by Landlord, remain upon and be surrendered with the Premises. Notwithstanding the foregoing, if requested in writing by Tenant at the time Landlord's approval of any such installation is requested or at the time Tenant delivers to Landlord notice of a Notice-Only Alteration, Landlord shall, at the time its approval of any such Installation is requested, or at the time it receives notice of a Notice-Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant's Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

For purposes of this Lease, (x) "**Removable Installations**" means any items listed on <u>Exhibit F</u> attached hereto and any items agreed by Landlord in writing to be included on <u>Exhibit F</u> in the future, (y) "**Tenant's Property**" means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) "**Installations**" means all property of any kind paid for by Landlord, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, built-in plumbing, electrical and fixed mechanical equipment and systems, and any fixed power generator and transfer switch.

Notwithstanding anything to the contrary contained herein, Tenant shall not be required to remove or restore the Landlord's Work (as defined in the <u>Work Letter</u>) at the expiration or earlier termination of the Term, nor shall Tenant have the right to remove any of Landlord's Work at any time during the Term or upon the expiration or earlier termination of the Term.

13. <u>LANDLORD'S REPAIRS</u>. Landlord, as an Operating Expense (except to the extent the cost thereof is excluded from Operating Expenses pursuant to <u>Section 5</u> hereof), shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises

and other portions of the Project ("**Building Systems**"), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant, or by any of Tenant's assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant's assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, "**Tenant Parties**") excluded. Subject to the penultimate paragraph of Section 17, losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant's sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the reasonable judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant at least twenty-four (24) hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair of which Tenant becomes aware that is required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair within a reasonable period. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant's written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord's expense and agrees that the parties' respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, hurricane, sinkhole, tornado, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. TENANT'S REPAIRS. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all interior portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant written notice of such failure. If Tenant fails to commence cure of such failure within thirty (30) days of Landlord's written notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within thirty (30) days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15. MECHANIC'S LIENS. Tenant shall discharge, by bond or otherwise, any mechanic's lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within fifteen (15) days after Tenant receives notice of the filing thereof, at Tenant's sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein within

the time period set forth above, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant's business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant. In connection with any improvements made by the Tenant to the Premises: (a) Tenant shall not allow any Notice of Commencement to be filed pursuant to Section 713.13, Florida Statutes, 2006, unless the form and content thereof (including description of the Premises) is approved in writing by Landlord; and (b) upon the request of Landlord, any liens filed shall be transferred promptly by Tenant at its expense to bond or other security pursuant to Section 713.24, Florida Statutes, 2006.

16. INDEMNIFICATION. Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, "**Landlord Indemnified Parties**") harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord Indemnified Parties. Landlord Indemnified Parties shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Except to the extent caused by the willful misconduct or negligence of Landlord Indemnified Parties, they shall not be liable to Tenant for any damages arising from any act, omission or neglect of any other tenant in the Project or of any other third party.

17. INSURANCE. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers' compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall not be included as part of the Operating Expenses during any period of repair or rebuilding lasting more than thirty (30) days. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer's cost calculations). Tenant shall also reimburse

Landlord for any actual increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant's particular use of the Premises.

Tenant, at its sole cost and expense, shall obtain and maintain insurance of the types and in the amounts described below throughout the Term:

(a) **Commercial General and Umbrella Liability Insurance**. Tenant shall maintain commercial general liability (CGL) and, if necessary, commercial umbrella insurance with a limit of not less than $2,000,000 each occurrence. If such CGL insurance contains a general aggregate limit, it shall apply separately to this location.

(i) CGL insurance shall be written on ISO occurrence form CG 00 01 12 07 (or a substitute form providing coverage at least as broad) and shall cover liability arising from premises, operations, independent contractors, products – completed operations, personal injury and advertising injury, and liability assumed under an insured contract.

(ii) At Landlord's request, Landlord, managing agent, and Time Equities, Inc. shall be included as an additional insureds under the CGL, using ISO additional insured endorsement CG 20 11 04 13 or a substitute providing coverage at least as broad, and under the commercial umbrella, if any. Tenant's CGL and Umbrella insurance shall apply on a primary and noncontributory basis with respect to any other insurance or self-insurance programs afforded to the Additional Insureds. The Additional Insureds' own insurance shall be excess over any other insurance available to them as Additional Insureds, whether primary, excess, contingent, or on any other basis. There shall be no endorsement or modification of the CGL to make it excess over other available insurance; alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary and noncontributory with respect to the additional insured.

(iii) Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to Section 17(a) of this agreement.

(b) **Automobile and Umbrella Liability Insurance**. Tenant shall maintain automobile liability and, if necessary, commercial umbrella liability insurance with a limit of not less than $1,000,000 each loss.

(i) Such insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos).

(ii) Coverage as required in Section 17(b) above shall be written on ISO form CA 00 01 10 13 or a substitute form providing coverage at least as broad.

(iii) Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the automobile liability or commercial umbrella liability insurance maintained pursuant to Section 17(b) of this Lease.

(c) **Workers Compensation Insurance.** Tenant shall maintain workers compensation in the applicable statutory amount and employers liability insurance.

(i) Employers liability limits shall not be less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease. The limit requirements can be satisfied though the combination of primary employers liability coverage and commercial umbrella liability coverage.

(ii) To the extent allowable by the applicable state law, tenant waives all rights against Landlord and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the workers compensation and employers liability or commercial umbrella liability insurance maintained pursuant to Section 17(c) of this Lease. Tenant shall obtain an endorsement equivalent to WC 00 03 13 to effect this waiver.

(d) **Commercial Property Insurance**. Tenant shall maintain commercial property insurance covering Tenant's property and improvements (including the initial tenant improvements), and other personal property (including property of others), in the Premises.

(i) Commercial property insurance shall, at minimum, cover the perils insured under the ISO special causes of loss form (CP 10 30).

(ii) Commercial property insurance shall cover the replacement cost of the property insured.

(iii) The amount insured shall equal the full estimated replacement cost of the property insured.

(iv) Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as is otherwise appropriate under the particular policy form.

(v) Tenant shall purchase business income, business interruption, extra expense or similar coverage as part of this commercial property insurance in an amount sufficient to insure a minimum of 24 months of lost income. In no event shall Landlord be liable for any business interruption or other consequential loss sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors, or agents.

(vi) Tenant may, at its option, purchase insurance to cover its personal property. In no event shall Landlord be liable for any damage to or loss of personal property sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors, or agents.

(vii) Tenant hereby waives any recovery of damages against Landlord, its employees, officers, directors, agents, or representatives for loss or damage to the tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by the commercial property insurance required above.

(viii) Landlord shall be included as a loss payee on the property and business interruption insurance as its interest may appear.

(ix) If the commercial property insurance purchased by Tenant as required above do not allow the insured to waive rights of recovery against others prior to loss, Tenant shall cause them to be endorsed with a waiver of subrogation.

(e) **Deductible.** Any deductibles applicable to the commercial property purchased in compliance with Section 17(d) shall be the responsibility of Tenant and approved by Landlord. Any deductible in excess of $10,000 shall be subject to written approval of Landlord.

(f) **Evidence of Insurance.** Prior to taking occupancy, Tenant shall furnish Landlord with a certificate(s) of insurance, executed by a duly authorized representative of each insurer, showing compliance with the insurance requirements set forth above.

(i) Tenant shall provide for 10 days' written notice to Landlord prior to the cancellation or material change of any insurance referred to therein.

(ii) Failure of Landlord to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence that is provided shall not be construed as a waiver of Tenant's obligation to maintain such insurance.

(iii) If Tenant fails to maintain the insurance as set forth herein, Landlord shall have the right, but not the obligation, to purchase said insurance at Tenant's expense.

(iv) Tenant shall provide certified copies of all insurance policies required above within 10 days of Landlord's written request for said copies.

(v) All required insurance shall be placed with insurers licensed to do business in the State of Florida and holding an AM Best Rating of no less than A-, VIII.

(vi) **No Representation of Coverage Adequacy**. By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed as a limitation on Tenant's liability under the indemnities granted to Landlord in this Lease.

(g) **Cross-Liability Coverage.** If Tenant's liability policies do not contain the standard ISO separation of insureds provision, or a substantially similar clause, they shall be endorsed to provide cross-liability coverage. There shall be no provisions on the policies that limit Landlord's ability to pursue a claim against Tenant.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord's lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent

with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18. **RESTORATION**. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant in writing within thirty (30) days after discovery of such damage as to the amount of time that Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the "**Restoration Period**"). If the Restoration Period is estimated to exceed nine (9) months after the discovery of the damage or destruction (the "**Maximum Restoration Period**") and if such damage materially compromises the ability of the Tenant to use the Premises for the Permitted Uses, either party may elect to terminate this Lease as of the date that is sixty (60) days after the date that Landlord provides Tenant with its estimate that the Restoration Period for the Premises will be longer than the Maximum Restoration Period. Termination of this Agreement pursuant to this Section 18 requires the terminating party to provide the other party with a notice of termination within ten (10) days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Project and Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises that must be issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as "**Hazardous Materials Clearances**"); provided, however, that if repair or restoration of the Project and Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the agreed to Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration (in which case it shall notify Tenant of such election), or Tenant may by written notice to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the agreed upon Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

If this Lease is not terminated by Landlord or Tenant pursuant to the terms of this Section 18, Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration to the Premises not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease upon completion of the restoration. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration

Period. Notwithstanding anything to the contrary contained herein, Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration, provided that such unavailability of insurance proceeds is not the result of Landlord's failure to maintain the insurance policies required to be maintained by Landlord under Section 17 hereof. Rent and other payments required to be made pursuant to this Agreement shall be abated from the date that Tenant no longer has the ability to use the Project and Premises for the Permitted Uses until the Project and Premises are repaired and restored such that Tenant can use the Project and Premises for the Permitted Uses. If Tenant no longer has the ability to use a proportion of the Project and Premises but can still enjoy use of the Premises, for the Permitted Uses, Rent and other payments required to be made pursuant to this Agreement shall be reduced in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space reasonably acceptable to Tenant during the period of repair that is suitable for the temporary conduct of Tenant's business.

19. CONDEMNATION. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "**Taking**" or "**Taken**"), and the Taking would in Landlord's reasonable judgment, materially interfere with or impair Landlord's ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant's use of the Premises (as resolved; if the parties are unable to agree, binding resolution shall be pursuant to Section 44 (h) of this Agreement. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant's Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord's award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant's trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. EVENTS OF DEFAULT. Each of the following events shall be a default ("**Default**") by Tenant under this Lease:

(a) **Payment Defaults.** Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within three (3) business days of any such notice not more than once in any twelve (12) month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) **Insurance**. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance before the expiration of the current coverage.

(c) **Abandonment**. Tenant shall abandon the Premises for a period of longer than ten (10) consecutive business days. Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant completes Tenant's obligations under the Decommissioning and HazMat Closure Plan in compliance with Section 28, (ii) Tenant has obtained the release of the Premises of all Hazardous Materials Clearances and the Premises are free from any residual impact from the Tenant HazMat Operations and provides reasonably detailed documentation to Landlord confirming such matters, (iii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iv) Tenant continues during the balance of the Term to satisfy and perform all of Tenant's obligations under this Lease as they come due.

(d) **Improper Transfer**. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant's interest in this Lease or the Premises except as expressly permitted herein, or Tenant's interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within ninety (90) days of the action.

(e) **Liens**. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within fifteen (15) days after Tenant receives notice that any such lien is filed against the Premises.

(f) **Insolvency Events**. Tenant or any guarantor or surety of Tenant's obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a "Proceeding for Relief"); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) **Estoppel Certificate or Subordination Agreement**. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within five (5) days after a second notice requesting such document.

(h) **Other Defaults**. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant. Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed

a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant's default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than thirty (30) days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than sixty (60) days from the date of Landlord's notice.

21. LANDLORD'S REMEDIES.

(a) **Payment By Landlord; Interest**. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 6% per annum or the highest rate permitted by law (the "**Default Rate**"), whichever is less, shall be payable to Landlord on demand as Additional Rent. Notwithstanding the foregoing, following the first time in any calendar year that any such sums are paid or incurred, Tenant shall not be required to pay Default Interest for a period of five (5) days after the date such sums are paid or incurred. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant's Default hereunder.

(b) **Late Payment Rent**. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within five (5) days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the fifth day after the date due until paid.

(c) **Remedies**. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i) Terminate this Lease, or at Landlord's option, Tenant's right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii) Upon any termination of this Lease, whether pursuant to the foregoing Section 21 (c)(i) or otherwise, Landlord may recover from Tenant the following:

(A) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other documented costs incurred by Landlord that are directly resulting from Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred and any special concessions made to obtain a new tenant, including reasonable remodeling costs that must be incurred to secure a new tenant and that are not recaptured by Landlord in another manner; and

(E) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term **"rent"** as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21 (c)(ii)(A) and (B), above, the **"worth at the time of award"** shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the **"worth at the time of award"** shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1 %.

(iii) Landlord may continue this Lease in effect after Tenant's Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv) Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. Upon Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord

of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant's expense.

(vi) Landlord shall have a lien for rent upon the Property of the Tenant in accordance with Chapter 83, Florida Statutes, 2006, et. seq.

(vii) Landlord may remove Tenant from the Premises in the manner provided in Chapter 83, Florida Statutes, 2006, et. seq., regardless of whether Landlord elects to terminate the Lease.

(viii) Landlord may pursue such other remedies as may be available at law and/or in equity.

(d) **Effect of Exercise**. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord's intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant's Default.

22. ASSIGNMENT AND SUBLETTING.

(a) **General Prohibition**. Subject to the terms of Section 22(b) below, Tenant shall not, without Landlord's prior written consent (which shall not be unreasonably withheld), directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no

effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 25% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, Tenant shall have the right to obtain financing from institutional investors (including venture capital funding and corporate partners) which regularly invest in private companies or undergo a public offering which results in a change in control of Tenant without such change of control constituting an assignment under this Section 22 requiring Landlord consent, provided that (i) Tenant notifies Landlord in writing of the financing on or before the closing of the financing (unless Tenant is prohibited from providing such notice by applicable Legal Requirements in which case Tenant shall notify Landlord promptly thereafter), and (ii) provided that in no event shall such financing result in a change in use of the Premises from the use contemplated by Tenant at the commencement of the Term.

(b) **Permitted Transfers.** If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, other than pursuant to a Permitted Assignment (as defined below), then at least fifteen (15) days, but not more than forty-five (45) days, before the date Tenant desires the assignment or sublease to be effective (the "**Assignment Date**"), Tenant shall give Landlord a notice (the "**Assignment Notice**") containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within fifteen (15) days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion, if the proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then effective subleases) 50% of the Premises, or (iii) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an "**Assignment Termination**"). If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within five (5) business days after Landlord's notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord's consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to its actual costs but in no case to exceed Two Thousand Five Hundred Dollars ($2,500), inclusive of attorney's fees, in connection with its consideration of any

Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord's consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a "**Control Permitted Assignment**") shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, Tenant shall have the right to assign this Lease, upon thirty (30) days prior written notice to Landlord but without obtaining Landlord's prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles ("**GAAP**")) of the assignee is not less than the greater of the net worth (as determined in accordance with GMP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant's most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a "**Corporate Permitted Assignment**"). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as "**Permitted Assignments.**"

(c) **Additional Conditions**. As a condition to any such assignment or subletting, whether or not Landlord's consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason: provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord's sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) **No Release of Tenant, Sharing of Excess Rents.** Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant's obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant's other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) ("**Excess Rent**"), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within ten (10) days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) **No Waiver.** The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) **Prior Conduct of Proposed Transferee.** Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party's action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. ESTOPPEL CERTIFICATE. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on

the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information, to Tenant's knowledge, with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant's failure to deliver such statement within 5 days after receipt of a second written notice from Landlord delivered after the expiration of the initial 10 business day period, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. **QUIET ENJOYMENT**. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. **PRORATIONS**. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. **RULES AND REGULATIONS**. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable and non-discriminatory rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. While Landlord shall have the responsibility to reasonably enforce its rules and regulations with respect to other tenants and the Project, Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project if enforcement would require Landlord to act in a discriminatory manner.

27. **SUBORDINATION**. This Lease and Tenant's interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant's right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees within ten (10) business days of Landlord's written demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided that such instruments contain commercially reasonable non-disturbance provisions assuring Tenant's quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term "**Mortgage**" whenever used in this

Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the "**Holder**" of a Mortgage shall be deemed to include the beneficiary under a deed of trust. As of the date of this Lease, there is no existing Mortgage encumbering the Project.

28. **SURRENDER**. Upon the expiration of the Term or earlier termination of Tenant's right of possession, Tenant shall surrender the Premises to Landlord in substantially the same condition as received, reasonable wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, "**Tenant HazMat Operations**") and released of all Hazardous Materials Clearances and broom clean. At least three (3) months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shalldeliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the "**Decommissioning and HazMat Closure Plan**"). Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord's environmental consultant. In connection with the review and approval of the Decommissioning and HazMat Closure Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant's expense as set forth below, to cause Landlord's environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord's environmental consultant to review and approve the Decommissioning and HazMat Closure Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $2,500. Landlord shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Landlord's environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Decommissioning and HazMat Closure Plan approved by Landlord, or if Tenant shall fail to complete the approved Decommissioning and HazMat Closure Plan, or if such Decommissioning and HazMat Closure Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by

Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord's election, either the reasonable cost of replacing such lost access card or key or the reasonable cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant's Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. WAIVER OF TRIAL BY JURY. To the extent permitted by law, and subject to Section 44 (h), Tenant and Landlord waive any right to trial by jury or to have a jury participate in resolving any dispute whether sounding in contract, tort, or otherwise, between Landlord and Tenant arising out of this Lease or any other instrument, document, or agreement executed or delivered in connection herewith or the transactions related hereto.

30. ENVIRONMENTAL REQUIREMENTS.

(a) **Prohibition/Compliance/Indemnity**. Except as permitted by this Agreement, Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord's employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys', consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which arise

during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord's approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove existed in the Premises immediately prior to the Commencement Date, (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove migrated from outside of the Premises into the Premises, or (iii) caused by Landlord or any Landlord's employees, agents and contractors, unless in any case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b) **Business**. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises ("**Hazardous Materials List**"). Upon Landlord's request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant's use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Tenant shall deliver to Landlord true and correct copies of the following documents (the "**Haz Mat Documents**") relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord's sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any

storage tanks installed in, on or under the Project for the closure of any such tanks; and a Decommissioning and HazMat Closure Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant's business should such information become possessed by Tenant's competitors.

(c) **Tenant Representation and Warranty**. Tenant hereby represents and warrants to Landlord that (i) Tenant has not been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or resulted from Tenant's action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord's sole and absolute discretion.

(d) **Testing**. Landlord shall have the right to conduct annual tests of the Premises upon reasonable notice to Tenant to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant's use. Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time upon reasonable advance notice to Tenant, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant's use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible pursuant to this Section 30 in accordance with all Environmental Requirements. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) **Underground Tanks**. Tenant shall have no right to use or install any underground or other storage tanks at the Project.

(f) **Tenant's Obligations.** Tenant's obligations under this Section 30 shall survive the expiration or earlier termination of this Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Section 30 (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Decommissioning and HazMat Closure Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord's reasonable discretion, which Rent shall be prorated daily.

(g) **Definitions.** As used herein, the term "**Environmental Requirements**" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term "**Hazardous Materials**" means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the "**operator**" of Tenant's "**facility**" and the "**owner**" of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. TENANT'S REMEDIES/LIMITATIONS OF LIABILITY. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord's obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term "**Landlord**" in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest

in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner's ownership.

32. **INSPECTION AND ACCESS**. Landlord and Landlord's agents, representatives and contractors may enter the Premises during business hours on not less than forty-eight (48) hours advance written notice for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last 18 months of the Term, to prospective tenants or for any other business purpose. In the case of emergencies, Landlord may enter the Premises without notice but shall make a best effort to contact Tenant and have a representative of Tenant accompany Landlord at the time of entry. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord shall use reasonable efforts to minimize interruption and disruption of Tenant's operations in the Premises during any entry into the Premises pursuant to this Section 32. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant's access to use or occupancy of the Premises for the Permitted Use or Tenant's parking (other than on a temporary basis) nor materially increases Tenant's obligations under this Lease. At Landlord's request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord's access rights hereunder.

33. **SECURITY**. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant's officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant's cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. **FORCE MAJEURE**. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, epidemics, pandemics, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control ("**Force Majeure**").

35. BROKERS. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "**Broker**") in connection with this transaction and that no Broker brought about this transaction, other than Cushman & Wakefield and Commercial Florida Realty Services, LLC. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than other than Cushman & Wakefield and Commerciale Florida Realty Services, LLC, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to Cushman & Wakefield and Commercial Florida Realty Services, LLC, arising out of the execution of this Lease in accordance with the terms of a separate written agreement between Landlord, on the one hand, and Cushman & Wakefield and Commercial Florida Realty Services, LLC, on the other hand.

36. LIMITATION OF LANDLORD'S LIABILITY. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY, OTHER THAN FOR LANDLORD'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE : (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT'S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF. FURTHER, ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD'S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD'S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT'S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM UNLESS SAID LOSS OR LIABILITY IS THE DIRECT RESULT OF LANDLORD'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

37. SEVERABILITY. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or

unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. **SIGNS; EXTERIOR APPEARANCE**. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord's reasonable discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord's standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any equipment, furniture or other items of personal property on any exterior balcony, or (v) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises with the exception of corporate signage in Premises entry area. Suite entry signage on the common area wall outside the Premises entry area wall that includes Tenant's name and/or logo, as well as Tenant's name and/or logo on the Project directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Landlord, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior common area corridor walls or corridor doors other than Landlord's standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

39. **RIGHT TO EXPAND**.

(a) **Right of First Offer**. Provided there is not an Event of Default by Tenant that has occurred and is then continuing and no condition exists which, with the passage of time or the giving of notice, or both, shall constitute an Event of Default by Tenant under this Lease: i) Tenant shall have the right of first offer subordinate to any existing rights to other tenants in the Building that have been disclosed by Landlord to Tenant as of the Effective Date and throughout the Term of this Lease, from the Effective Date of this Agreement to the spaces designated as "Lab 110", "Lab 115", "Lab 120", "Lab 125", "Lab 143" and "Lab 147" in the Building; and ii) Tenant shall have the right of first offer subordinate to any existing rights to other tenants in the Building that have been disclosed by Landlord to Tenant as of the Effective Date (Tenants rights under i) and ii) shall collectively be called "ROFO") and throughout the Term of this Lease, to lease other, additional floor area in the Building, which is not subject to any existing, prior rights of any other tenant of the Building ("**ROFO Space**"), upon the terms and conditions set forth in this Lease. Landlord agrees that, prior to offering ROFO Space to any third party or accepting an offer for the ROFO Space from any third party, other than tenants in the Building who have rights in existence prior to the date of this Lease, Landlord shall make a written offer for the leasing of such ROFO Space to Tenant, upon such economic and other material terms that Landlord plans to offer to a third party at that time and shall provide Tenant with no less than ten (10) business days within which to either accept or reject said offer. In the event that Tenant exercises its ROFO during the initial thirty (30) months of the Term, then the term for the ROFO Space shall be coterminous with the Term and shall include an identical Extension Term. In the event that Tenant exercises its ROFO after the initial thirty (30) months of the Term, then the Term of the Lease must be extended, as reasonably approved by Landlord, such that the expiration date is no less than thirty-six (36) months from the date on which Tenant takes occupancy of the ROFO Space. If Tenant rejects such offer, or does not respond within said ten (10) business day period, then this right of first

offer with respect to such ROFO Space shall thereupon be terminated and of no further in force and effect, and Landlord shall have the right to freely market the ROFO Space to any third party.

(b) **Exceptions.** Notwithstanding the above, the ROFO shall, at Landlord's option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in default under any provision of the Lease beyond any applicable notice and cure periods; or

(ii) if Tenant has been in Default under any provision of the Lease three (3) or more times, whether or not the Defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

(c) **Termination.** The ROFO shall, at Landlord's option, terminate and be of no further force or effect even after Tenant's due and timely exercise of the ROFO, if, after such exercise, but prior to the commencement date of the lease of such ROFO Space, as applicable, (i) Tenant fails to timely cure any default by Tenant under the Lease (beyond applicable notice and cure periods); or (ii) Tenant has Defaulted three (3) or more times during the period from the date of the exercise of the ROFO to the date of the commencement of the lease of the ROFO Space, as applicable, whether or not such Defaults are cured.

(d) **Rights Personal.** The ROFO is personal to Tenant and are not assignable without Landlord's consent, which may be granted or withheld in Landlord's sole discretion separate and apart from any consent by Landlord to an assignment of Tenant's interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(e) **No Extensions.** The period of time within which the ROFO may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the ROFO.

40. RIGHT TO EXTEND TERM. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) **Extension Rights.** Tenant shall have two (2) rights (the "**Extension Rights**") to extend the term of this Lease consecutively for five (5) year periods (the "**Extension Terms**") on the same terms and conditions as this Lease (other than with respect to Base Rent, the Work Letter and the economic terms of any ROFO Space) by giving Landlord written notice of its election to exercise each Extension Right at least six (6) months and no more than 18 months prior to the expiration of the Base Term of the Lease.

Base Rent shall be adjusted on the commencement date of such Extension Term to commence at 95% of Fair Market Value ("**FMV**"). FMV shall be determined pursuant to the following:

(i) Promptly upon Tenant's notice to exercise its Extension Right, the parties shall attempt to mutually agree upon the FMV for the option period.

(ii) If Landlord and Tenant shall fail to agree upon a final and binding FMV within thirty (30) days following Tenant's notice to exercise its Extension Right, Landlord shall request a written opinion of market rent from no less than three (3) commercial leasing agents with local expertise in the Jupiter, Florida commercial real estate market. If the commercial leasing agents submit an opinion in the form of a range, the middle of the range shall be used as the opinion of market rent figure. The average of the three (3) opinions of market rent figures shall be deemed to be the FMV.

(b) **Rights Personal.** The Extension Rights are personal to Tenant and are not assignable without Landlord's consent, which may be granted or withheld in Landlord's sole discretion separate and apart from any consent by Landlord to an assignment of Tenant's interest in the Lease, except that it may be assigned in connection with any Permitted Assignment of this Lease.

(c) **Exceptions.** Notwithstanding anything set forth above to the contrary, the Extension Rights shall, at Landlord's option, not be in effect and Tenant may not exercise an Extension Right:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease three (3) or more times, whether or not the Defaults are cured, during the twelve (12) month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(d) **No Extensions.** The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the Extension Right.

(e) **Termination.** The Extension Rights shall, at Landlord's option, terminate and be of no further force or effect even after Tenant's due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease (beyond applicable notice and cure periods); or (ii) Tenant has Defaulted three (3) or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

41. **TERMINATION RIGHT**. Tenant shall have the right to terminate the Term of this Lease ("**Termination Right**") any time during the Base Term after the expiration of the 36th month after the Commencement Date; provided, however, that there is a "**Change Of Control Of The Tenant**", hereinafter defined, and Tenant delivers to Landlord (a) a written notice ("**Termination Notice**"), of its intent to exercise its Termination Right which Termination Notice identifies the date on which Tenant elects to terminate this Lease, which date shall be not less than 12 months following Tenant's delivery to Landlord of the Termination Notice (the "**Early Termination Date**"), and (b) concurrent with Tenant's delivery to Landlord of the Termination Notice, an early termination payment equal to (i) the unamortized leasing commissions paid by Landlord in connection with this Lease, plus (ii) the unamortized cost of the Tenant Improvements,

plus (iii) a penalty equal to three (3) months gross rent (inclusive of both Base Rent and Tenant's Share of Operating Expenses) at time of notice (collectively, the "**Early Termination Payment**"). Tenant shall remain liable for all Rent and Additional Rent due through the Early Termination Date, which shall be in addition to the Early Termination Payment. If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease. If Tenant does not deliver to Landlord the Early Termination Payment within the time period provided for in this paragraph, Tenant shall be deemed to have waived its Termination Right.

For the purposes of this Section, "**Change of Control of the Tenant**" means, with respect to Tenant, specifically the signing entity of this Lease, any of the following: (i) the sale or disposition of all or substantially all of the assets of Tenant to any Person(s) other than Tenant or any of Tenant's affiliates or their respective employees (a "**Third Party**"); or (ii) (x) the acquisition by a Third Party which constitutes one (1) person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), together with any of such person's "**affiliates**" or "**associates**", as such terms are defined in the Exchange Act, other than an employee benefit plan (or related trust) sponsored or maintained by Tenant or any of its affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of Tenant or its direct or indirect parent corporation; or (y) the acquisition, merger or consolidation of Tenant or its direct or indirect parent with or into another entity, other than, in the case of this Section (y), an acquisition or a merger or consolidation of Tenant or its direct or indirect parent in which the holders of shares of voting capital stock of Tenant or its direct or indirect parent, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation. Notwithstanding the foregoing, a sale of stock to underwriters of a public offering of Tenant's capital stock or to other Third Parties solely for the purpose of financing, or a transaction solely to change the domicile of Tenant, shall not constitute a Change of Control.

42. CONDITION OF PREMISES

(a) Landlord shall provide an improvement allowance of up to Seventy Thousand Dollars ($70,000), which is equal to $10.00 per square foot calculated on the Second Floor Premises, only to be used by Tenant for improvement to the Second Floor Premises ("Tenant Allowance"). Tenant will be responsible for any cost of improvements above the Tenant Allowance.

Improvements shall include but not be limited to:

(i) New carpet throughout suite 200
(ii) Re-paint suite 200
(iii) Construct 5 (10 x 12) private offices along back west wall of suite 200.

a. Offices to have solid core doors and glass side-lights

Landlord shall make payments of the Tenant Allowance to the Tenant for the cost of above referenced work in the accordance with the following:

(i) Landlord shall make progress payments to Tenant of Tenant Allowance on a monthly basis, as hereinafter provided. Each progress payment shall be made to Tenant within thirty (30) days after Landlord's receipt of Tenant's requisition request, together with the required documentation described below, provided such request and documentation are delivered to Landlord by the tenth (10th) day of the month and further provided that all of the following conditions are met (the "Payment Conditions") at the time each such payment is requested and due:

(A) Tenant is not in Default of this Lease; and

(B) No mechanic's lien has been filed against Landlord, Tenant, the Premises, or the Building, which lien has not yet been discharged of record; and

(C) Tenant submits to Landlord all of the following documentation:

(1) A requisition for payment, provided, however, that Tenant shall submit such requisition for payment no more often than once monthly (and subject to the time constraints set forth above), and each such requisition shall cover services performed and materials supplied (for which no prior requests for payment have been made) for the period(s) preceding the month in which such submission is made; and

(2) A certification by the architect engaged by Tenant or general contractor for the Initial Alterations stating that the portion of the work for which Tenant is applying for payment has been completed in accordance with the Lease and, to the architect's knowledge or general contractor, all Applicable Laws; and

(3) Itemized bills from Tenant's architects, consultants, contractors, engineers, and suppliers for services performed and materials supplied for those portions of the Tenant Work for which Tenant seeks payment and for which Tenant has not previously submitted a requisition (and where Tenant elects to be reimbursed, such bills shall have been marked "paid" by the architect, consultant, contractor, engineer, or supplier); and

(4) Executed and acknowledged releases of lien in form and substance reasonably satisfactory to Landlord evidencing payment for any prior work or services performed and materials supplied for which Tenant previously applied for payment.

(ii) The progress payments shall be made, at Tenant's option, either to:

(A) Tenant's architects, consultants, contractors, engineers, and suppliers engaged in the performance of the Initial Alterations for whom Tenant requests payment; or

(B) Tenant, as reimbursement for the amounts paid by Tenant for such services and/or supplies.

(b) Landlord shall complete the following in the First Floor Premises, at Landlord's cost, if requested by Tenant prior to one hundred and eighty (180) days following the Commencement Date:

(i) Landlord shall re-paint suite 144 & 145

(ii) Outlets to be connected or confirmed connected to the emergency generator as follows:

	Equipment	Volts	A	Watts
Stability Chambers	SC-001 (40C/75% RH)	220	14	3080
	SC-002 (5C)	220	17	3740
	SC-003 (25C/60% RH)	220	15	3300
	SC-004 (25C/60% RH)	220	15	3300
	SC-005 (if we repair it)	220	17	3740
	REF-001 Deli Box Refrigerator	115	8.8	1012
	REF-002 Deli Box Refrigerator	115	8.8	1012
	Freezer -20c	115	13.5	1552.5
PD	Freezer -80c	120	16	1920

43. SHARED AREA.

(a) **License**. During the Term, Landlord hereby grants to Tenant, and Tenant hereby accepts, a non-exclusive license ("**License**") to use that certain area of the Project described as the Common Area in Section 2 and "**Shared Area**" on Exhibit G attached hereto, subject to the terms and provisions of this Section 43.

(b) **Use**. Tenant shall exercise its rights under this Section 43 and use the Shared Area in a manner that complies with all applicable Legal Requirements and any and all rules and regulations which may be adopted by Landlord from time to time and provided to Tenant in writing including, without limitation, any schedule(s) which may be implemented by Landlord for the use of the Shared Area by all parties entitled to use the same. Tenant agrees to cause its employees who will be using the Common and Shared Areas to complete all training programs, if any, mandated by Landlord relating to the use of said Areas.

Tenant shall use the Shared Area in a manner that will not interfere with the rights of any other tenants, other licensees or Landlord's service providers. Landlord assumes no responsibility for enforcing Tenant's rights or for protecting the Common and Shared Areas from interference or use from any person including, without limitation, other tenants or licensees of the Project. Landlord may terminate the License granted to Tenant hereunder at any time during the Term, upon 10 days' notice to Tenant, for Tenant's failure to comply with the terms of this Section 43 or any rules and regulations adopted by Landlord with respect to the Shared Area. The expiration or earlier termination of this Lease shall automatically terminate the license hereby granted to Tenant to so use the Common and Shared Areas.

(c) **Relocation and Modification of Shared Area.** Tenant acknowledges and agrees that Landlord shall have the right at any time and from time to time, upon no less than thirty (30) days' notice to Tenant, to reconfigure, relocate, modify or remove the Common and Shared Areas and/or to revise, expand or discontinue any of the services (if any) provided therein, and to add, change, reconfigure, remove or relocate any of the Equipment (as hereinafter defined) located therein, provided that Landlord shall not permanently remove from the Common and Shared Areas the shared glass wash, autoclave, kitchen/break rooms or large conference rooms.

(d) **Waiver.**

(i) Landlord's sole obligation for providing any equipment, systems, furnishings or personal property to the Shared Area whether or not affixed to the Building (collectively, "**Equipment**") shall be (i) to provide such Equipment as is determined by Landlord in its sole and absolute discretion, and (ii) to contract with a third party to maintain the Equipment that is deemed by Landlord (in its sole and absolute discretion) to need periodic maintenance per the manufacturer's standard maintenance guidelines. Landlord shall have no obligation to provide Tenant with operational Equipment, back-up Equipment or back-up utilities or to supervise, oversee or confirm that the third party maintaining the Equipment is maintaining the Equipment as per the manufacturer's standard guidelines or otherwise. During any period of replacement, repair or maintenance of the Equipment when such Equipment is not operational, including any delays thereto due to the inability to obtain parts or replacements, Landlord shall have no obligation to provide Tenant with alternative or back-up Equipment. Tenant expressly acknowledges and agrees that Landlord does not guaranty that the Equipment will be operational at all times, will function or perform adequately and Landlord shall not be liable for any damages resulting from the failure of such Equipment.

(ii) Landlord makes no warranties of any kind, express or implied, with respect to the Shared Area or the Equipment, and Landlord disclaims any such warranties. Without limiting the foregoing, Tenant expressly acknowledges and agrees that Landlord does not guaranty or warrant that that the Shared Area of any Equipment will be operational at all times, will be of sufficient capacity to accommodate Tenant's use thereof, will be free of Hazardous Materials, or will function or perform adequately, and Landlord shall not be liable for any damages resulting from the failure of the Shared Area and/or any Equipment.

(e) Tenant acknowledges and agrees that Landlord is under no obligation to provide any type of instruction or implement any training programs relating to the use of the Shared Area for Tenant or any other parties entitled to use the Shared Area.

44. MISCELLANEOUS.

(a) **Notices.** All notices or other communications between the parties shall be in writing and shall be deemed duly given upon proof of receipt or refusal to accept delivery by the addressee thereof if delivered in person or by electronic transmission (e-mail or facsimile), or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at

their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) **Joint and Several Liability**. If and when included within the term "**Tenant**," as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) **Financial Information**. At Landlord's request from time to time, Tenant shall furnish Landlord with true and complete copies of (i) Tenant's most recent unaudited (or, if available, audited) annual financial statement, (ii) Tenant's most recent unaudited quarterly financial statement and (iii) any other publicly available financial information or summaries that Tenant typically provides to its lenders or shareholders. The foregoing delivery requirements of this Section 44(c) shall not apply so long as Tenant remains a "public company" and its financial information is publicly available.

(d) **Recordation**. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e) **Interpretation**. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) **Not Binding Until Executed**. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) **Limitations on Interest**. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord's and Tenant's express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) **Applicable Law, Jurisdiction and Venue, Arbitration.** All claims regarding this Agreement are governed by and construed in accordance with the Laws of the State of Florida, applicable to contracts wholly made and performed in the State of Florida, except for any

choice or conflict of Law principles, and shall be litigated and finally and exclusively resolved under the Rules of the American Association of Arbitration, by 1 (one) arbitrator appointed pursuant to such Rules in the State of Florida regardless of the inconvenience of the forum, except that either party may, in case of a breach or threatened breach of this Agreement, seek temporary injunctive relief in any venue of its choosing. The arbitrator has no authority to award punitive damages and each party hereby waives any right to seek or recover punitive damages with respect to any dispute resolved by arbitration. The place of arbitration shall be Jupiter, Florida. This Agreement binds and inures to the benefit of the parties' successors and assigns. Either party's failure to insist upon strict performance of any provision of this Agreement is not a waiver of any of its rights under this Agreement. Except if expressly stated otherwise herein, all remedies under this Agreement, at Law or in equity, are cumulative and nonexclusive.

(i) **Time**. Time is of the essence as to the performance of Landlord's or Tenant's obligations under this Lease.

(j) **OFAC**. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control ("**OFAC**") of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the "**OFAC Rules**"), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) **Incorporation by Reference**. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) **Entire Agreement**. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) **No Accord and Satisfaction**. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) **Hazardous Activities/Use of Contractors**. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to

refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant's routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord's reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant's Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant. Further, Landlord agrees that any Contractor retained by Landlord that requires access to the Tenant's laboratory area must be qualified by Tenant, confirmed in writing to Landlord, before such contractor is permitted to enter and/or perform work in Tenant's laboratory space. Tenant and Landlord shall agree upon a list of contractors so that Tenant can meet its legal obligations and add such contractors to its approved suppliers list before prior to providing said contractors with access to such areas.

(o) **Radon Disclosure**. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(p) **Counterparts**. This Lease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart confirmed to be so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

45. **RELOCATION RIGHT**. Landlord shall not be allowed to relocate Tenant or any portion thereof within the Building at any time during the lease term or subsequent renewal terms without Tenant's permission, which will not be unreasonably withheld, should Landlord request to relocate Tenant into a comparable space.

IN WITNESS WHEREOF, each party hereto has executed and ensealed this Lease, or caused it to be executed and ensealed on its behalf by its duly authorized representatives, on the date first above written.

WITNESS or ATTEST:

LANDLORD:

JIC Equities, LLC

By: ____________________ **(SEAL)**

WITNESS or ATTEST:

TENANT:

Marizyme, Inc.

By: Neil Campbell **(SEAL)**

EXHIBIT A TO LEASE
DESCRIPTION OF PREMISES

FIRST FLOOR PLAN


FIRST FLOOR PREMISES

EXHIBIT A TO LEASE CONTINUED

DESCRIPTION OF PREMISES

SECOND FLOOR PLAN


SECOND FLOOR PREMISES

EXHIBIT B TO LEASE
DESCRIPTION OF PROJECT

Parcel WK3C of "ABACOA - REPLAT OF PARCELS WK3A, WK3B, WK3C", according to the Plat thereof, as recorded in Plat Book 92, Pages 197 and 198, inclusive, of the Public Records of Palm Beach County, Florida.

EXHIBIT C TO LEASE
WORK LETTER

NONE

EXHIBIT D TO LEASE
COMMENCEMENT LETTER

JIC Equities, LLC
c/o The Becker Organization
24 Church Street
Montclair, NJ 07042

Re: Lease Agreement dated _______ ____, 2020, between JIC Equities, LLC ("Landlord"), and Marizyme, Inc. ("Tenant")(the "Lease"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant confirms that the Landlord's Work described on Exhibit C of the Lease has been completed to Tenant's satisfaction and Tenant has accepted possession of the Premises pursuant to the Lease in its "as-is, where-is" condition. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Commencement Date of the Lease is _____ ___, 2021.

3. Expiration Date. The Lease Term is scheduled to expire on the last day of the 66th full calendar month of the Lease Term, which date is _______ ______, 2026.

4. Contact Person. Tenant's contact person in the Premises is:

____
____
____
Attention:____________________
Telephone:___________________
E-mail:______________________
Fax:_________________________

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter

and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Agreed and accepted:

TENANT:

Marizyme, Inc.

By: ______________________________

Name: ____________________

Title: ____________________

Acceptance by Landlord: ______________________________
Sign

____
Print

EXHIBIT E TO LEASE
RULES AND REGULATIONS

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant's expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no "For Sale" or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects of which Tenant becomes aware in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking (except that Tenant may use microwave ovens, toasters and coffee makers in the Premises for the benefit of Tenant's employees and contractors in an area designated for such items, but only if the use thereof is at all times supervised by the individual using the same) or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord's consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

EXHIBIT F TO LEASE
TENANT'S PERSONAL PROPERTY

None.

EXHIBIT G TO LEASE
SHARED AREA

SHARED AREA



Hatched area denotes Shared Area